Exhibit 99.1

enherent Corp. Announces Organizational Change

FOR IMMEDIATE RELEASE

Windsor, CT (June 4, 2003) - enherent Corp. (OTCBB: ENHT, www.enherent.com), a leading provider of IT solutions, staff augmentation and permanent placement services, today announced that the Company has named James C. Minerly as Senior Financial Officer and Treasurer replacing George Warman, the current Chief Financial Officer, Executive Vice President and Treasurer. The appointment is part of the company’s continued efforts to streamline operations, reduce total operating costs, and is part of the corporate relocation of financial functions from Dallas, Texas to Windsor, Connecticut.

Mr. Minerly is a Certified Public Accountant with a wealth of SEC reporting experience and a proven track record directing all aspects of the internal management reporting and corporate accounting functions.  He spent over 27 years in leadership positions at Deloitte and Touche, Kennecott Corporation, University Patents, Inc., NYNEX Corporation, ITT Corporation, Orion Telecommunications Corporation, ICON Capital Corp., and Scientific Components Corp.

Mr. Minerly holds a Bachelor of Science Degree in Accounting from Fordham University.  According to enherent’s chairman, president and CEO, Bob Merkl, “enherent is fortunate to have someone with Jim’s credentials assuming the role of Senior Financial Officer.  The transition has been a smooth one, as we anticipated.” George Warman will not be relocating with the Finance Department to Connecticut from his home in Dallas, Texas. Mr. Merkl explains, “George has been an important part of our management team, playing a critical role since he came on board in 1999. We owe George a debt of gratitude and we wish him well.” Mr. Warman has been assisting with the finance team’s transition since May and will remain with the company through the end of June.

about enherent

enherent Corp. (OTCBB:ENHT) is a leading provider of application development and integration solutions. Utilizing its Balanced Development Methodology(SM), enherent accelerates the design, development and delivery of discrete and seamless end-to-end solutions along the application development lifecycle. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered in Windsor, Connecticut. The Company has a Solutions Center in Windsor, Connecticut and sales locations in Connecticut, Texas, Virginia, Massachusetts and the New York/New Jersey area. For more information visit www.enherent.com.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

860-687-2215